Exhibit 10.14

Compensatory Arrangements for Named Executive Officers

The Bank is an “at will” employer and does not provide written employment agreements to any of its employees. However, employees, including NEOs, receive: (a) cash compensation (i.e., base salary, and, for exempt employees, “variable” or “at risk” short-term incentive compensation); (b) retirement-related benefits (i.e., the Qualified Defined Benefit Plan; the Qualified Defined Contribution Plan; and the Nonqualified Defined Benefit Portion of the Benefit Equalization Plan (“DB BEP”)) and (c) health and welfare programs and other benefits. Other benefits, which are available to all regular employees, include medical, dental, vision care, life, business travel accident, and short and long term disability insurance, flexible spending accounts, an employee assistance program, educational development assistance, voluntary life insurance, long term care insurance, fitness club reimbursement and severance pay.

An additional benefit offered to all officers, age 40 or greater, or who are at Vice President rank or above, is a physical examination every 18 months.

The annual base salaries for the NEOs are as follows (in whole dollars):

	2013	2012
	(1)	(2)

Alfred A. DelliBovi	$793,952	$763,415
Peter S. Leung	$497,895	$483,393
Paul B. Héroux	$354,024	$343,713
Patrick A. Morgan *	—	$353,851
John F. Edelen	$356,860	$346,466
Kevin M. Neylan	$375,053	$364,129

(1)         Figures represent salaries approved by our Board of Directors for the year 2013.

(2)         Figures represent salaries approved by our Board of Directors for the year 2012.

*Patrick Morgan retired from the CFO position on March 30, 2012.

The 2013 increases in the base salaries of the NEOs from 2012 were based on their 2012 performance.

A performance-based merit increase program exists for all employees, including NEOs,  that have a direct impact on base pay. Generally, employees receive merit increases on an annual basis. Such merit increases are based upon the attainment of a performance rating of “Outstanding,” “Exceeds Requirements,” or “Meets Requirements” achieved on individual performance evaluations. Merit guidelines are determined each year and distributed to managers. These guidelines establish the maximum merit increase percentage permissible for employee performance during that year. In November of 2012, the C&HR Committee determined that merit-related officer base pay increases for 2013 would be 2.5% for officers rated ‘Meets Requirements’; 3.0% for officers rated ‘Exceeds Requirements’; and 4.0% for officers rated ‘Outstanding’ for their performance in 2012.

More information about compensation arrangements can be found in Item 11 of the Annual Report on Form 10-K .